Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE July 27, 2011	CONTACT:	Kenneth D. Mann Investor Relations (870) 881-6432

Deltic Announces Preliminary Second Quarter 2011 Results

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL) announced today that net income for the second quarter of 2011 was $2 million, $.16 a share, compared to $5.5 million, $.45 a share, a year ago. The decrease was primarily due to a lower average sales price for both sawtimber and pulpwood; a lower average lumber sales price; and reduced equity in the earnings of Del-Tin Fiber, the Company’s medium density fiberboard joint-venture. Partially offsetting these unfavorable items were; a sale of a 26-acre commercial real estate tract, a decrease in general and administrative expenses, and a lower amount of income tax expense. Net cash provided by operating activities was $9.5 million for 2011’s second quarter, which compares to $9.6 million a year ago. For the first six months of 2011, net income totaled $2.1 million, $.17 a share, compared to net income of $7.8 million, $.63 a share, for the same period of 2010, and net cash provided by operating activities was $8.3 million compared to $14 million for the first half of 2010.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon stated, “I am pleased that Deltic Timber reported profitable financial results for a ninth consecutive quarter despite the severe recession that persists in the United States. Second quarter earnings were lower compared to those of a year ago, when the Company fully capitalized on the leverage that exists in our manufacturing operations when sales prices for both lumber and MDF increased substantially as a result of supply-side disruptions. However, the benefit of the diversity of our high-quality assets was evident this quarter, as we sold a 26-acre commercial real estate site to be used to construct a multifamily development. While we are in the trough of the business cycle for our core businesses, with near record-low pine sawtimber and lumber sales prices combined with an extremely soft residential real estate market, the Company’s operations are maintaining profitability and are well positioned for recovery when it comes.”

The Woodlands segment earned $5.6 million in 2011’s second quarter, a decrease of $.8 million when compared to $6.4 million reported in the same period of 2010. The pine sawtimber harvest level during the current period was 169,199 tons, a slight decrease when compared to the second quarter of 2010’s harvest of 169,290 tons, while the average per-ton sales price decreased to $24 per ton during the second quarter of 2011, a 14 percent reduction from $28 per ton in 2010. The decrease in the sales price was due to lower demand for sawtimber in the Company’s operating region, as most sawmills have reduced production as a result of weakened lumber consumption. The Company’s pine pulpwood harvest level in 2011’s second quarter was 101,922 tons compared to 96,095 tons in the second quarter of 2010, while the average sales price received in the current period of 2011 was $8 per ton, a 39 percent decrease from the $13 per ton received during the same quarter of 2010. Pine pulpwood prices during the first half of 2010 benefitted from supply disruptions caused by inclement weather that impeded logging activities. Oil and gas lease rentals and net royalty income amounted to $1.7 million during the second quarter of 2011 and $1.4 million in the same period of 2010. The improvement was due to an increase in the number of “Fayetteville Shale” natural gas wells in production and to acreage leased in south Arkansas and north Louisiana late in 2010. During the current quarter, Deltic sold 794 acres of non-strategic recreational-use hardwood bottomland for an average sales price of $1,500 per acre compared to 520 acres for an average sales price of $2,100 per acre during the same period of 2010.

Deltic’s Mill segment reported a $.8 million operating loss during 2011’s second quarter compared to operating income of $6.2 million during the same period of 2010, primarily due to a lower average sales price for lumber of $245 per thousand board feet. The $100 per thousand board feet, or 29 percent, reduction from the second quarter of 2010’s average sales price of $345 per thousand board feet was the result of the prior-year period benefitting from a disruption in lumber supply due to wet weather conditions that hampered log supply to sawmills. Lumber sales volume of 64.9 million board feet in the second quarter of 2011 decreased 4.9 million board feet when compared to 69.8 million board feet sold in the second quarter of 2010. Since Deltic operates in the wood products market which, by its nature, is historically volatile, the Company will continue to evaluate market conditions in an effort to determine operating hours needed to match lumber production with market demand.

The Real Estate segment reported operating income of $1.7 million in the second quarter of 2011, which compares to a $.5 million operating loss for the same period of 2010. There were 11 residential lots sold in the current period of 2011 compared to 4 lots in the second quarter of 2010. The current quarter’s average per-lot sales price was $65,500, an increase of $17,300 per lot when compared to 2010’s second quarter average price of $48,200 per lot, due to the mix of lots sold. The Company sold 26 acres of commercial property at an average of $101,000 per acre in the second quarter of 2011 while there were no sales of commercial real estate in the prior-year second quarter.

Corporate operating expense was $3.1 million in the second quarter of 2011, which compares to $4.4 million for the corresponding period of 2010. The decrease was due to lower general and administrative expenses, primarily employee incentive plan expenses. Deltic’s equity in the earnings of Del-Tin Fiber was $.4 million for 2011’s second quarter, which compares to $2.2 million for 2010’s second quarter. The reduction was due to an increase in demand for medium density fiberboard in the first half of 2010 resulting from an earthquake in Chile that interrupted its molding exports to the United States. Income taxes during the current-year period were $.9 million compared to $3 million in the prior year primarily due to lower pretax income combined with a reduction in the effective income tax rate for 2011 from 35 percent to 32 percent. The rate difference is the result of the effects of permanent tax differences on reduced taxable income.

For the first six months of 2011, the pine sawtimber harvest level was 315,288 tons compared to 315,778 tons harvested during the same period of 2010, while the average pine sawtimber sales price of $25 per ton decreased $2 per ton from the prior-year period. The finished lumber average sales price decreased $73, or 22 percent, from $328 per thousand board feet in 2010 to $255 per thousand board feet in 2011. Lumber sales volume decreased 6.2 million board feet, from 133.5 million board feet in 2010 to 127.3 million board feet in 2011. Residential lot sales for the first half of 2011 totaled 14 lots at an average price of $69,700, which compares to 10 lots at $97,000 per lot for the corresponding period of 2010. The Company sold 26 acres of commercial real estate for $101,000 per acre during the first six months of 2011, while no commercial real estate acreage was sold in the same period of 2010.

Capital expenditures were $2 million for the second quarter of 2011 and $6 million for the six months ended June 30, 2011. For the corresponding periods of 2010, capital expenditures totaled $3.3 million and $6.1 million, respectively.

Concerning the outlook for the third quarter and year of 2011, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 165,000 to 175,000 tons and 550,000 to 600,000 tons, respectively. Finished lumber production and sales volumes are estimated at 65 to 75 million board feet for the third quarter and 240 to 280 million board feet for the year, depending on market conditions. Residential lot sales are projected at 4 to 8 and 20 to 30 lots for the third quarter and year of 2011, respectively. Although commercial acreage within Chenal Valley continues to receive interest, the Company is unable to predict the timing of closings of any commercial real estate transactions due to their highly uncertain nature and the significant number of factors involved.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, July 28, 2011, at 10:00 a.m. Central Time to discuss second quarter 2011 earnings. Interested parties may participate in the call by dialing 1-866-831-6247 and referencing participant passcode identification number 77932571. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, August 4, 2011, by dialing 1-888-286-8010 and referencing replay passcode identification number 62283807.

Summary financial data and operating statistics for the second quarter of 2011 and six months ended June 30, 2011 with comparisons to 2010 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended		Three Months Ended
	June 30, 2011		June 30, 2010
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)

Woodlands	$10.5	5.6	11.5	6.4
Mills	20.6	(0.8)	29.9	6.2
Real Estate	5.4	1.7	2.4	(0.5)
Corporate	—	(3.1)	—	(4.4)
Eliminations	(4.2)	0.1	(4.8)	(0.5)

Total net sales/operating income	$32.3	3.5	39.0	7.2

	Six Months Ended		Six Months Ended
	June 30, 2011		June 30, 2010
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)

Woodlands	$20.5	10.3	20.5	11.5
Mills	42.2	(0.1)	54.5	8.7
Real Estate	7.1	0.9	4.7	(1.2)
Corporate	—	(7.1)	—	(7.9)
Eliminations	(8.1)	0.1	(8.8)	(0.2)

Total net sales/operating income	$61.7	4.1	70.9	10.9

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net sales	$32,268	38,937	61,663	70,872

Costs and expenses
Cost of sales	22,506	23,636	43,843	45,100
Depreciation, amortization, and cost of fee timber harvested	2,906	3,370	6,068	6,419
General and administrative expenses	3,269	4,721	7,615	8,484

Total costs and expenses	28,681	31,727	57,526	60,003

Operating income	3,587	7,210	4,137	10,869

Equity in earnings of Del-Tin Fiber	330	2,203	867	2,691
Interest income	10	30	17	128
Interest and other debt expense, net of capitalized interest	(997)	(892)	(1,939)	(1,789)
Other income/(expense)	72	50	75	52

Income before income taxes	3,002	8,601	3,157	11,951

Income taxes	(947)	(3,008)	(1,010)	(4,105)

Net income	$2,055	5,593	2,147	7,846

Earnings per common share
Basic	$0.16	0.45	0.17	0.63
Assuming dilution	$0.16	0.45	0.17	0.63

Dividends per common share paid	$0.075	0.075	0.15	0.15

Average common shares outstanding (thousands)
Basic	12,455	12,368	12,432	12,359
Assuming dilution	12,511	12,415	12,507	12,429

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	June 30, 2011	Dec. 31, 2010

Assets
Current assets
Cash and cash equivalents	$3,819	3,831
Trade accounts receivable	4,989	4,604
Other receivables	55	98
Inventories	5,960	6,061
Prepaid expenses and other current assets	3,811	3,593

Total current assets	18,634	18,187

Investment in real estate held for development and sale	55,276	56,101
Investment in Del-Tin Fiber	7,832	8,249
Other investments and noncurrent receivables	962	479
Timber and timberlands - net	226,842	226,090
Property, plant, and equipment - net	31,721	32,557
Deferred charges and other assets	2,527	1,610

Total assets	$343,794	343,273

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$2,872	2,395
Current maturities of long-term debt	1,111	1,111
Accrued taxes other than income taxes	2,812	1,986
Income taxes payable	5	13
Deferred revenues and other accrued liabilities	8,529	10,162

Total current liabilities	15,329	15,667

Long-term debt	63,556	65,611
Deferred tax liabilities	5,614	5,345
Other noncurrent liabilities	26,821	26,639
Commitments and contingencies	—	—
Stockholders’ equity
Cumulative preferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	79,416	79,081
Retained earnings	163,604	164,286
Treasury stock	(7,937)	(10,758)
Accumulated other comprehensive loss	(2,737)	(2,726)

Total stockholders’ equity	232,474	230,011

Total liabilities and stockholders’ equity	$343,794	343,273

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Six Months Ended
	June 30,
	2011	2010
Operating activities
Net income	$2,147	7,846
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	6,068	6,419
Stock-based compensation expense	1,034	977
Deferred income taxes	133	(440)
Real estate development capital expenditures	(508)	(906)
Real estate costs recovered upon sale	1,019	552
Timberland costs recovered upon sale	510	321
Equity in earnings of Del-Tin Fiber	(867)	(2,691)
Net increase in liabilities for pension and other postretirement benefits	18	422
(Increase)/decrease in operating working capital other than cash and cash equivalents	(976)	1,741
Other - changes in assets and liabilities	(323)	(253)

Net cash provided by operating activities	8,255	13,988

Investing activities
Capital expenditures, excluding real estate development	(5,115)	(5,172)
Net change in purchased stumpage inventory	(1,026)	(300)
Advances to Del-Tin Fiber	(966)	(691)
Repayments from Del-Tin Fiber	2,250	2,970
Net change in funds held by trustee	(554)	3,067
Other - net	419	553

Net cash provided/(required) by investing activities	(4,992)	427

Financing activities
Proceeds from borrowings	7,500	2,000
Repayments on notes payable and long-term debt	(9,555)	(14,556)
Treasury stock purchases	(55)	(26)
Common stock dividends paid	(1,885)	(1,875)
Proceeds from stock option exercises	1,488	164
Excess tax benefit from stock-based compensation exercises	630	57
Deferred financing costs	(1,094)	—
Other - net	(304)	(159)

Net cash required by financing activities	(3,275)	(14,395)

Net increase/(decrease) in cash and cash equivalents	(12)	20
Cash and cash equivalents at January 1	3,831	4,783

Cash and cash equivalents at June 30	$3,819	4,803

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Thousands of dollars)	2011	2010	2011	2010
Capital expenditures
Woodlands	$563	911	2,914	2,334
Mills	1,050	1,583	2,282	2,408
Real Estate (includes development expenditures)	410	680	733	1,215
Corporate	4	72	74	121

Total capital expenditures	$2,027	3,246	6,003	6,078

Woodlands
Pine sawtimber harvested from fee lands - tons	169,199	169,290	315,288	315,778
Pine sawtimber price - per ton	$24	28	25	27

Timberland sales - acres	794	520	1,101	752
Timberland sales price - per acre	$1,500	2,100	1,400	1,900

Mills
Finished lumber sales - thousands of board feet	64,856	69,752	127,312	133,482
Finished lumber price - per thousand board feet	$245	345	255	328

Real Estate
Residential
Lots sold	11	4	14	10
Average sales price - per lot	$65,500	48,200	69,700	97,000

Commercial
Acres sold	26	—	26	—
Average sales price - per acre	$101,000	—	101,000	—